Jennifer Clark
Administrative Consultant
480 North Midland Street
Merrill, MI 48637

Client Contract

PRINCIPAL: **Liberty Renewable Fuels, LLC**
P.O. Box 335
Owosso, MI 48867

CONSULTANT: **Jennifer Clark**
480 North Midland St.
Merrill, MI 48637

THIS SERVICE CONTRACT, begins on January 3, 2008 between Jennifer Clark, an individual having an address currently at 480 North Midland Street, Merrill, MI 48637 (hereafter, "Administrative Consultant") and Liberty Renewable Fuels a Delaware Company, having an address at P. O Box 335, Owosso, MI 48867 (hereafter, "Principal").

1. Services:

    Administrative Consultant agrees to provide management services for the administration and oversight of Liberty's office and Board Activities, including, but not limited to, the following responsibilities:

    - Coordinating all logistics for meetings of the Board of Managers, including notification to Managers, arranging meeting facilities and assisting (as needed) with official minutes;
    - Organizing and maintaining all files and records for Liberty;
    - Facilitating communication between Managers and also relations with the general public and industry contacts in regards to daily inquiries;
    - Providing administrative support for the daily operations of Liberty including phone reception services, mailings and other communication needs;
    - Managing communication, paper work and record keeping required for the stock offerings authorized by Liberty.
    - Managing data entry of financial information into accounting ledger, including the preparation of checks for payment of invoices.

2. Terms:

This contract shall commence on January 3, 2008 and terminate on January 31, 2008

3. Expenses:

   During the term of this Agreement, fees shall be payable on the 1st of each month, based upon a rate of $3,000 per month. Routine daily expenses incurred will not be charged separately.

   Extraordinary expenses such as work performed in excess of normal business hours and expenses occurred due to such work will be charged separately on a monthly basis.

4. Taxes:

   Administrative Consultant shall be solely responsible for paying any federal, state and local taxes as may be imposed upon the income derived by consultant through this contract.

5. Principal Project Supervisor:

   The Principal supervisor for this contract is Dr. David Skjaerlund, President & CEO of Liberty Renewable Fuels. The Principal supervisor shall exercise general direction, supervision and administration of the performance of Consultant hereunder.

6. Contractual Relationship:

   Administrative Consultant is providing services as an independent contractor, and not as an employee or partner of Principal. Nothing contained herein shall be deemed to create a relationship of employment between Principle and Administrative Consultant. This Agreement and each and every provision hereof are for the exclusive benefit of Liberty Renewable Fuels, LLC and Administrative Consultant and not for the benefit of any third party.

7. Governing Law:

   This contract shall be construed and enforced in accordance with the laws of the State of Michigan.

Agreed and accepted this 3 day of January, 2008 by:

Jennifer L. Clark	David Skjaerlund
Jennifer L. Clark Administrative Consultant	David Skjaerlund, President & CEO Liberty Renewable Fuels, LLC